Exhibit 99.1

Bond Announces 1st Qtr Growth of 21% for NDS Division
Outperforms Nutritional Supplement Industry by 500%

OMAHA, Neb. –- April 8,2010 -- (BUSINESS WIRE)--Bond Laboratories, Inc. (OTCBB:BNLB), an innovative manufacturer of functional beverages and nutritional products, announced that for the quarter ending March 31, 2010 sales for its NDS Division grew 21% over the same period in 2009.

According to Ohio-based research firm Freedonia Group, the U.S. Nutraceutical Industry between 2008 and 2013 is projected to grow just slightly over 4% per year. Based on this projection, NDS’ growth outperformed the overall industry by approximately 500%. NDS further reported that during March sales grew an amazing 31% over the same month last year.

“Our Amplify™ and Pump Fuel™ supplements were the primary growth vehicles behind these exceptional results,” stated Bond CEO, John Wilson. “Their growth exceeded even our most optimistic projections, and we are encouraged to see performance accelerate through the quarter. We are extremely excited about the future prospects of NDS.”

About Bond Labs
Bond Laboratories is a manufacturer of innovative nutritional supplements and beverages. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS nutritional supplements are among the most popular products sold in GNC® franchise retail stores. Fusion Premium Beverages manufactures functional beverages, including the highly successful hangover prevention drink Resurrection™. Bond is headquartered in Omaha, Nebraska and maintains it primary sales operations in Dallas, TX. For more information on the Company please go to http://www.bond-labs.com.

Safe Harbor
Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact:
Investors:
Surety Financial Group, LLC
Warren Rothouse or Bruce Weinstein
410-833-0078